Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Net Income of $0.09 per Diluted Share for the Fourth Quarter
and $0.41 per Diluted Share for the Full Year

Normalized FFO of $0.30 per Diluted Share for the Fourth Quarter
and $1.17 per Diluted Share for the Full Year

Company Introduces 2020 Full-Year Normalized FFO Guidance of $1.16 to $1.20 per Diluted Share

VIRGINIA BEACH, VA, February 6, 2020 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter and year ended December 31, 2019 and provided an update on current events.

Highlights include:

•
Net income attributable to common stockholders and OP Unit holders of $7.2 million, or $0.09 per diluted share, for the quarter ended December 31, 2019 compared to $4.9 million, or $0.07 per diluted share, for the quarter ended December 31, 2018. Net income attributable to common stockholders and OP Unit holders of $29.6 million, or $0.41 per diluted share, for the year ended December 31, 2019 compared to $23.5 million, or $0.36 per diluted share, for the year ended December 31, 2018.

•
Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $22.5 million, or $0.29 per diluted share, for the quarter ended December 31, 2019 compared to $17.1 million, or $0.26 per diluted share, for the quarter ended December 31, 2018. FFO of $80.0 million, or $1.10 per diluted share, for the year ended December 31, 2019 compared to $64.3 million, or $0.99 per diluted share, for the year ended December 31, 2018.

•
Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $22.9 million, or $0.30 per diluted share, for the quarter ended December 31, 2019 compared to $20.2 million, or $0.30 per diluted share, for the quarter ended December 31, 2018. Normalized FFO of $85.1 million, or $1.17 per diluted share, for the year ended December 31, 2019 compared to Normalized FFO of $66.5 million, or $1.03 per diluted share, for the year ended December 31, 2018.

•
Introduced 2020 full-year Normalized FFO guidance in the range of $1.16 to $1.20 per diluted share, as set forth in the separate presentation that can be found on the Investors page of the Company's website, ArmadaHoffler.com. The Company's executive management will provide further details regarding its 2020 earnings guidance during today's webcast and conference call.

•	Core operating property portfolio occupancy at 96.5% as of December 31, 2019 compared to 95.8% as of December 31, 2018.

•	Same Store Net Operating Income ("NOI") increased 3.8% on a GAAP basis and 4.5% on a cash basis for the year ended December 31, 2019.

•	Positive releasing spreads on office and retail lease renewals during 2019 of 5.6% on a GAAP basis and 2.2% on a cash basis.

•	Redesigned our website - ArmadaHoffler.com - to include additional functionality and enhancements including a Sustainability Update.

•	Added $109.2 million to third-party construction backlog during the fourth quarter and ended 2019 with total backlog of $242.6 million.

•	Executed a long-term lease with Apex Entertainment for all 84,000 square feet previously occupied by Dick's Sporting Goods in the Town Center of Virginia Beach.

•
Announced that the Company will be the majority partner in a joint venture to develop Ten Tryon, a new 15-story 220,000 square foot urban mixed-use development in Charlotte, North Carolina anchored by Publix and a Fortune 100 office tenant.

•	Announced that the Company will be the majority partner in a joint venture to redevelop the historic Chronicle Mill as part of a new multifamily development in Belmont, North Carolina.

•	Extended the maturity of our credit facility to 2024 for the senior unsecured revolving component and 2025 for the senior unsecured term loan component.

•
Raised $25.5 million of gross proceeds through our at-the-market equity offering program at an average price of $18.30 per share during the quarter ended December 31, 2019. Raised $98.4 million of gross proceeds at an average price of $16.76 per share during the year ended December 31, 2019.

"As we had forecasted at the beginning of last year, 2019 yielded strong bottom line growth with a nearly 14 percent increase in per share earnings," said Louis Haddad, President & CEO. "In 2020, our focus turns to increasing NAV through our capital recycling strategy and executing on exciting new ground up development and high return redevelopment opportunities. We expect to build a solid case for expansion of our multiple and significantly higher earnings over the next few years. As the Company's largest equity holder, management remains committed to generating long-term value for all shareholders."

Financial Results

The fourth quarter changes in net income, FFO, and Normalized FFO as compared to the fourth quarter of 2018 were positively impacted by higher interest income from mezzanine lending activities, higher property operating income due to acquisitions and developments, and higher construction segment gross profit and were negatively impacted by higher interest expense and lower gains on sale of real estate.

Full year changes in net income, FFO, and Normalized FFO as compared to 2018 were positively impacted by higher interest income from mezzanine lending activities, higher property operating income due to acquisitions and developments, and higher construction segment gross profit and were negatively impacted by higher interest expense. Additionally, full year net income and FFO were negatively impacted by mark-to-market losses on interest rate derivatives.

Operating Performance

At the end of the year, the Company’s retail, office, and multifamily core operating property portfolios were 96.9%, 96.6%, and 95.6% occupied, respectively.

Total third-party construction contract backlog was $242.6 million at the end of the year.

Balance Sheet and Financing Activity

As of December 31, 2019, the Company had $960.8 million of total debt outstanding, including $110.0 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 51% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of December 31, 2019. After considering LIBOR interest rate caps with strike prices at or below 275 basis points, as of December 31, 2019, 77% of the Company’s debt was fixed or hedged.

Outlook

The Company is introducing its 2020 full-year Normalized FFO guidance in the range of $1.16 to $1.20 per diluted share, as set forth in the separate presentation that can be found on the Investors page of the Company's website, ArmadaHoffler.com. The following table outlines the Company's assumptions along with Normalized FFO per diluted share estimates for 2020. The Company's executive management will provide further details regarding its 2020 earnings guidance during today's webcast and conference call.

Full-year 2020 Guidance [1]	Expected Ranges
Total NOI	$117.5M	$118.5M
Construction Segment Gross Profit	$7.3M	$8.0M
G&A Expenses	$12.9M	$13.5M
Mezzanine Interest Income [2]	$21.7M	$22.1M
Interest Expense	$35.2M	$36.2M
Normalized FFO per diluted share [3]	$1.16	$1.20

[1] Includes the following assumptions:

•	Asset recycling program completed during 2Q20.

•	Interest expense is calculated based on the Forward LIBOR Curve, which forecasts rates ending the year at 1.48%.

•	Opportunistic sale of approximately $80 million through the ATM program, resulting in a full year weighted average share count of 79.7 million.

[2] Includes amortization of exit fees for The Residences at Annapolis Junction & The Interlock.

[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 6, 2020 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Friday, March 6, 2020 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13697798.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties, and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook, guidance and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents filed by the Company with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included at the end of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2019	2018
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,460,723	$1,037,917
Held for development	5,000	2,994
Construction in progress	140,601	135,675
	1,606,324	1,176,586
Accumulated depreciation	(224,738)	(188,775)
Net real estate investments	1,381,586	987,811
Real estate investments held for sale	1,460	929
Cash and cash equivalents	39,232	21,254
Restricted cash	4,347	2,797
Accounts receivable, net	23,470	19,016
Notes receivable	159,371	138,683
Construction receivables, including retentions	36,361	16,154
Construction contract costs and estimated earnings in excess of billings	249	1,358
Equity method investments	—	22,203
Operating lease right-of-use assets	33,088	—
Finance lease right-of-use assets	24,130	—
Acquired lease intangible assets, net	68,702	27,561
Other assets	32,901	27,616
Total Assets	$1,804,897	$1,265,382

LIABILITIES AND EQUITY
Indebtedness, net	$950,537	$694,239
Accounts payable and accrued liabilities	17,803	15,217
Construction payables, including retentions	53,382	50,796
Billings in excess of construction contract costs and estimated earnings	5,306	3,037
Operating lease liabilities	41,474	—
Finance lease liabilities	17,903	—
Other liabilities	63,045	46,203
Total Liabilities	1,149,450	809,492
Total Equity	655,447	455,890
Total Liabilities and Equity	$1,804,897	$1,265,382

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)
Revenues
Rental revenues	$41,832	$30,731	$151,339	$116,958
General contracting and real estate services revenues	39,741	12,705	105,859	76,359
Total revenues	81,573	43,436	257,198	193,317
Expenses
Rental expenses	9,819	7,173	34,332	27,222
Real estate taxes	4,202	2,995	14,961	11,383
General contracting and real estate services expenses	38,683	12,154	101,538	73,628
Depreciation and amortization	15,690	11,260	54,564	39,913
Amortization of right-of-use assets - finance leases	147	—	377	—
General and administrative expenses	3,063	3,339	12,392	11,431
Acquisition, development and other pursuit costs	294	190	844	352
Impairment charges	252	1,518	252	1,619
Total expenses	72,150	38,629	219,260	165,548
Gain on real estate dispositions	—	4,254	4,699	4,254
Operating income	9,423	9,061	42,637	32,023
Interest income	6,593	3,577	23,215	10,729
Interest expense on indebtedness	(8,571)	(5,540)	(30,776)	(19,087)
Interest expense on finance leases	(228)	—	(568)	—
Equity in income of unconsolidated real estate entities	—	372	273	372
Change in fair value of interest rate derivatives	327	(2,207)	(3,599)	(951)
Other income (expense), net	159	155	585	377
Income before taxes	7,703	5,418	31,767	23,463
Income tax benefit (provision)	152	(523)	491	29
Net income	7,855	4,895	32,258	23,492
Net income attributable to noncontrolling interests in investment entities	427	—	(213)	—
Preferred stock dividends	(1,067)	—	(2,455)	—
Net income attributable to common stockholders and OP Unit holders	$7,215	$4,895	$29,590	$23,492

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to common stockholders and OP Unit holders	$7,215	$4,895	$29,590	$23,492
Depreciation and amortization (1)	15,285	11,525	53,616	40,178
Gain on operating real estate dispositions (2)	—	(833)	(3,220)	(833)
Impairment of real estate assets	—	1,502	—	1,502
FFO attributable to common stockholders and OP Unit holders	$22,500	$17,089	$79,986	$64,339
Acquisition, development and other pursuit costs	294	190	844	352
Impairment of intangible assets and liabilities	252	16	252	117
Loss on extinguishment of debt	30	—	30	11
Amortization of right-of-use assets - finance leases	147	—	377	—
Change in fair value of interest rate derivatives	(327)	2,207	3,599	951
Severance related costs	—	688	—	688
Normalized FFO attributable to common stockholders and OP Unit holders	$22,896	$20,190	$85,088	$66,458
Net income attributable to common stockholders and OP Unit holders per diluted share and unit	$0.09	$0.07	$0.41	$0.36
FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.29	$0.26	$1.10	$0.99
Normalized FFO per diluted share and unit attributable to common stockholders and OP Unit holders	$0.30	$0.30	$1.17	$1.03
Weighted average common shares and units - diluted	76,762	66,836	72,644	64,754
________________________________________

(1) The adjustment for depreciation and amortization for the years ended December 31, 2019 and 2018 include $0.2 million and $0.3 million, respectively, of depreciation attributable to the Company's investment in One City Center, which was an unconsolidated real estate investment until March 14, 2019. Additionally, the adjustment for depreciation and amortization for the year ended December 31, 2019 excludes $0.8 million of depreciation attributable to the Company's joint venture partners.

(2) The adjustment for gain on operating real estate dispositions for the year ended December 31, 2019 excludes the portion of the gain on Lightfoot Marketplace that was allocated to our joint venture partner and excludes the gain on sale of a non-operating land parcel. The adjustment for gain on operating real estate dispositions for the year ended December 31, 2018 excludes the gain on the build-to-suit industrial facility because this property was sold before being placed into service.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684